SUB-ITEM 77M
Mergers

Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

333-182721
811-06385




On April 5, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Ohio Dividend Advantage Municipal Fund, Nuveen Ohio Dividend Advantage Municipal Fund 2 and Nuveen Ohio Dividend
Advantage Municipal Fund 3 were transferred to the Nuveen
Ohio Quality Income Municipal Fund. The circumstances and details of the reorganization are contained in the Form 497 filing on September 5, 2012, accession number 0001193125-12-380523, which materials are herein incorporated by reference.